Exhibit 10.31

100 Pearl Street, Hartford, CT 06103	800.248.7971	VIRTUS.COM

December 9, 2010

Mark Flynn

8 Kingston Street

Somerville, MA 02144	VIA EMAIL

Dear Mark:

I am pleased to extend an offer of employment for a senior position with our company. Your employment start date will be no earlier than December 15, 2010. The structure of the offer is as follows:

Position:	Executive Vice President, General Counsel and Chief Compliance Officer, reporting to George Aylward, Chief Executive Officer.

Base Salary:	A base salary of $12,500 per semi-monthly pay period, annualized to be $300,000.

Incentive:

You will participate in the incentive programs similar to other senior executives. Your 2011 annual incentive target would be $200,000. 2011 awards are expected to be determined and paid out (or issued in equity) on March 15, 2012. Plan funding for the annual incentive plan is based on performance against pre-established objectives. Individual awards are based on both individual performance and discretion.

You will also be eligible to participate in the Long-term Incentive Plan (LTIP) with a target award of $150,000. The LTIP program is a 3-year program where the number of RSU’s granted is determined based on the target value of your award adjusted based on company performance after a one-year performance period. Following the one-year performance period, an additional two years of company service is required for full vesting.

Sign On Bonus and Equity Grant:

You will receive a sign-on bonus of $50,000 due and payable on the first pay date following 90-days of employment with the company. You will be required to repay this amount if you voluntarily terminate your employment or are involuntarily terminated for cause within one year of your hire date.

We will recommend to the Board of Directors that on the first eligible grant date after your hire that you be awarded an initial equity grant with an approximate value of $50,000. The award is expected to be a combination of Restricted Stock Units and Stock Options. The Restricted Stock Unit portion would be valued based on the closing price of Virtus stock (NASDAQ:VRTS) on the date of grant. The value of the stock options would be computed in accordance with Generally Accepted Accounting Principles using the Black-Scholes model on the date of the award.

Relocation:	You will receive a relocation package not to exceed $75,000. The specific items to be covered and the process for reimbursement will follow in a separate letter.

Securities distributed by VP Distributors, Inc.

100 Pearl Street, Hartford, CT 06103	800.248.7971	VIRTUS.COM

Severance:	We will recommend that the Board approve your participation in the Executive Severance Plan that is in place for senior executives.

Benefit Plans:	As a Virtus employee, you will be eligible for benefit plans similar to other senior executives including vacation, paid holidays, medical, dental, vision, disability, group life, our Savings and Investment (401k) Plan and our Employee Stock Purchase Plan, among other programs. Virtus reserves the right to change benefit plans at any time. Upon your hire we will arrange for your orientation which will include a complete review of benefit programs.

Our offer of employment is made in good faith; however, it is contingent upon the ratification by the Compensation Committee of the Virtus Board of Directors, as well as the successful fulfillment of our pre-employment screening process as follows:

1.	Completion of our Employment Application including your signature.

2.	Acceptable background check results including credit.

3.	Your acceptance and signature to statements concerning our Code of Conduct, Conflict of Interest and Confidentiality.

The following steps are necessary for you to acknowledge our offer:

1.	Read, complete and sign the Employment Application, the Notice and Authorization Regarding Investigative Consumer Reports form and the below acknowledgement of offer.

2.	Return all forms to me within two days of receiving this offer, according to the instructions on the following page.

Mark, we look forward to having you join our team. Please call me if you have any questions, 860-263-4830.

Sincerely,

/s/ Mardelle W. Peña

Mardelle W. Peña
Senior Vice President
Human Resources

cc:	George R. Aylward

Securities distributed by VP Distributors, Inc.

100 Pearl Street, Hartford, CT 06103	800.248.7971	VIRTUS.COM

Mark Flynn

ACCEPTANCE OF EMPLOYMENT OFFER

I hereby accept employment based on the conditions described in this offer letter. I also understand that the representations in this letter and in my meetings with Virtus should not be construed in any manner as a proposed contract for any fixed term. I further understand that I am employed as an at-will employee, meaning Virtus or I may terminate my employment at any time with or without cause, with or without notice.

I also understand that a condition of employment includes the acknowledgement and signing of the Virtus Code of Conduct, Conflict of Interest, and Confidentiality agreements and any other forms and processes as required by the Virtus Compliance Department.

I understand this offer and compensation plan is to remain strictly confidential.

I understand that according to federal law, all individuals who are hired must, as a condition of employment, produce certain documentation to verify their identity and work authorization. As a consequence, I understand that any offer of employment will be contingent on my ability to produce the required documentation within the time period stated by law.

/s/ Mark Flynn
Mark Flynn

12/12/2010
Date

Fax to:

Mardelle Peña– 860-241-1097 (Direct and Confidential)

Or

Image as PDF & Email to: mardelle.pena@virtus.com

Securities distributed by VP Distributors, Inc.